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                                                                  Exhibit 3.1.5


         CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                         OF R&G FINANCIAL CORPORATION

         FIRST: That at a telephonic meeting of the Board of Directors of R&G FINANCIAL CORPORATION, a corporation organized pursuant to the laws of the Commonwealth of Puerto Rico (the "Corporation"), duly called and held on February 10, 2004, a resolution was adopted setting forth a proposed amendment to the first two sentences of Article Four of the Certificate of Incorporation of the Corporation, to read as follows:

                  The total number of shares of all classes which the Corporation shall have the authority to issue is TWO HUNDRED TWENTY MILLION (220,000,000) shares, consisting of EIGHTY MILLION (80,000,000) shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Common Stock"), ONE HUNDRED TWENTY MILLION (120,000,000) shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Common Stock") and TWENTY MILLION (20,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock"). As used herein, the term "Common Stock" shall include Class A Common Stock and Class B Common Stock.

         SECOND: That the foregoing amendment was duly present for stockholder approval at the Annual Meeting of Stockholders of the Corporation, held on April 23, 2004, at which meeting all of the shares of Class A Common Stock of the Corporation, as well as the required majority of the shares of Class B Common Stock of the Corporation, were voted in favor of said amendment, and said amendment was thus duly approved pursuant to the provisions of the Certificate of Incorporation and of Article 8.02 of the General Corporation Law of 1995.

         IN WITNESS WHEREOF, I, Enrique Umpierre-Suarez, Secretary of the Board of Directors of the Corporation, being a duly authorized officer of the Corporation, hereby swear that the facts herein stated are true, this 20th day of January, 2005.


                          /s/ ENRIQUE UMPIERRE-SUAREZ
                      -----------------------------------
                            Enrique Umpierre-Suarez
                                   Secretary